Partnership Proposal
And Agreement

For Medical Transportation Services

2012

TABLE OF CONTENTS

Company History

Xtreme Care Ambulance, Inc. was founded in 2010 in response to the need for a high quality and "personalized" approach to the delivery of ambulance services in the Southern California region. Xtreme Care Ambulance opened its doors with two ambulances staffed twenty four hours a day, seven days a week. From our humble beginnings, we have steadily increased our resources and staffing to meet the needs of our controlled growth plan.

Xtreme Care Ambulance is an ever-growing company. As of today with ten vehicles and by following the same controlled growth plan emphasizing the delivery of high quality "personalized" service, we at Xtreme Care Ambulance look forward to providing the San Diego area with the same morals, ethics, and professional excellence that has made us successful in our business practices for years to come.

Mission Statement

"Our mission at Xtreme Care Ambulance is to provide the highest quality pre-hospital care for each individual's needs while administering the highest standard of emergency medical services to all of our patients. As a member of the health care system, we deliver high quality comprehensive services to the local and extended community with compassion, courtesy and accountability."

Objectives

Compassion: We place great emphasis on individualized care and comfort as healthcare providers. We listen with sensitivity to others viewpoints, making every effort to hear and understand rather than to judge.

Courtesy: We create and maintain an atmosphere comprised of consideration, respect and generosity. We strive for excellence as well as utilize high standards of practice when it comes to patient care.

Accountability: We stand committed to the challenge and responsibility to maintain the highest standard of excellence and professionalism to continually meet the needs of those we serve.

Company Vision and Goals

Our vision at Xtreme Care Ambulance is to provide on-time, first class patient transportation to the cities, communities, and clients we service.

Xtreme Care Ambulance is a medical transportation provider specializing in the transportation needs of those who are chronically ill and require medical transportation to and from life sustaining procedures. Xtreme Care Ambulance will service selected hospitals, convalescent homes, private/public medical clinics, insurance companies and community events who wish to contract the services of Xtreme Care Ambulance.

Our goal is to provide on-time transportation services using innovative technology, while maintaining the tried and true work ethic of excellent patient care and superior customer service. Following this plan will allow Xtreme Care Ambulance to achieve its goal of solidifying its services with an excellent reputation throughout the communities we serve.

Within San Diego County, Xtreme Care Ambulance has set specific goals in order to meet and exceed our promise of excellent customer service while maintaining a profitable business. Those goals are to contract and service a small number of facilities at this time.

We at Xtreme Care Ambulance have done research on historical statistics of specific buildings and have come to the conclusion that Xtreme Care Ambulance can operate within operational and financial control by servicing these buildings alone. This, in turn, is a huge benefit to Golden Hills Sub Acute and Rehabilitation Center. By servicing only a small number of facilities, we at Xtreme Care Ambulance are able to focus our entire efforts into these facilities. Response times will be at their best, customer service will be at its highest, and the overall maintenance of Xtreme Care Ambulance will be to ensure all of Golden Hills Sub Acute and Rehabilitation Center's needs and requests are taken care of with the most importance.

Management Experience

With over 65 years of combined related EMS experience in the public and private medical transportation industry, Xtreme Care Ambulance is shaping the way medical transportation is provided throughout the Southern California Region. With the forward thinking approach of Xtreme Care Ambulance, the basic values of excellent patient care and excellent customer service will remain in the forefront.

Below you will see the experience that Xtreme Care Ambulance San Diego management brings to you along with the firm belief that excellent service is our number one priority.

Souheil Jawad - CEO, CFO and Chairman of the Board of Xtreme Care Ambulance, Inc. Mr. Jawad earned his Bachelor's Degree in Business Marketing in 2004 from San Diego State University. While in college, Mr. Jawad worked as an EMT. Immediately upon graduation, Mr. Jawad started his first non-emergency medical transportation company. Soon after starting the company, Mr. Jawad turned his company into a success, acquiring an extensive fleet of vehicles. Mr. Jawad strived to expand his business into the emergency medical transportation. Mr. Jawad sold his non-emergency medical transportation company in 2009. He has since made a strong commitment and feels that providing a complete solution of emergency and non-emergency medical transportation to the community and to our seniors is a necessary need. Mr. Jawad now has the resources to carry out his mission of providing excellent and complete medical transportation services to all of those in need.

Dr. Don Hunsaker II, PhD- Board Member and Consultant for Xtreme Care Ambulance, Inc. Dr. Hunsaker received his PhD from the University of Texas and moved to San Diego in 1960. He taught at San Diego State University from 1960 until 1996 when he retired from classroom teaching and turned to full time research in the biological sciences. He conducts research programs through the San Diego State University Foundation and Hubbs Sea World Research Institute. Dr. Hunsaker has been involved in planning and development of large scale research and planning projects from the conceptualization stage to the actual implementation in the field. He served as a coordinator of the US Peace Corps for the State Department in Colombia for two years and maintained contacts and projects there until several years ago when the political situation became unfavorable for any field oriented projects. He traveled extensively throughout South America and many countries of the world on his research projects. In addition, he has served as an officer and member of various charitable organizations that included significant travel in Europe that supported international health related activities.
He has served on numerous boards of directors to advise companies on business policies, and has been active in medical management businesses for the several years. Dr. Hunsaker has been a principal and officer in a medical billing company and another in health care management, both of which were successful. He also assisted to set up and operate a company that provided comprehensive offsite rehabilitation facilities. His primary assignments has been

at the corporate level in the research, development and funding of new programs. Xtreme Care Ambulance, Inc.

Brandon Seaton – Director of Business Development for Xtreme Care Ambulance, Inc. has been in the EMS field for over 5 years. Brandon began his career as a public servant working as an EMT for Alert Ambulance, and later went on to complete a fire academy and work for a well-respected reserve fire station. Brandon has had multiple years of experience in the field as both an EMT and billing specialist, and knows what it takes to provide the ultimate in patient care. Brandon went on to become a Field Training Officer at Alert Ambulance, and helped to train new EMTs, while still continuing to provide excellent service to all patients and facilities alike. Brandon is now taking his extensive knowledge of the field and applying it to the development and growth of Xtreme Care Ambulance. He is extremely dedicated and committed to providing the best in patient care and customer service.

Tina Johnson - Director of Billing Operations for Xtreme Care Ambulance, Inc. Specializing in EMS accounts receivable and contracting to include: Medicare, Medi-Cal, Managed Care Plans, third party payers, Local, State, and Federal regulations. Certified in HIPPA compliance and fiscal management. Tina Johnson earned her Certification at United Education Institute and graduated at the top her class with GPA of 4.0 as the valedictorian. Tina is constantly attending classes, seminars and web courses to keep up with the ongoing changes of compliance and policies of health care billing and coding to improve her career. Xtreme Care Ambulance, Inc.

Royce Green - Dispatch Manager for Xtreme Care Ambulance, Inc. With over 7 years of experience in management of high call volume environments, ALS (advanced life support) and BLS (basic life support) patient care settings within the pre-hospital transportation industry, documentation management, CAD (computer aided dispatch) systems, System Status Management, advanced EMS (emergency medical service) communications training, EMD (emergency medical dispatcher) certification and emergency driver training. Royce Green is a few credits shy from earning his Bachelors in Business Administration at San Diego State University.

Richard Rolston- Operation Manager/Field Training Officer for Xtreme Care Ambulance, Inc
Richard Rolston served as a Paramedic in Riverside and San Bernardino Counties for 28 years and retired from the Fire Service as an EMS Division Chief. Mr. Rolston has 4 children, 3 boys who are all Paramedics in the Southern California area and 1 daughter in College. Mr. Rolston received his education through Riverside City College, Crafton Hills College and Loma Linda University. Mr. Rolston's specialty and passion is Cardiology/12 Lead ECG Interpretation instruction. In 1985 Mr. Rolston developed and placed into service the first Paramedic Ambulance Service in the Big Bear Valley of San Bernardino County. He later formed Joint Powers Agreements with the local Fire Departments and eventually integrated the Paramedic Ambulance Service into the Fire Departments. In 1996, Mr. Rolston completed the Loma Linda University Physician Cardiology Program and through equipment donations from the community, implemented the first pre-hospital 12-lead ECG program in the State of California. In recognition of his efforts, he received the California Rural Healthcare Center Award for this program that same year. Mr. Rolston served as the Paramedic Representative on the San Bernardino County Emergency Medical Care Committee for 14 years and as Chairman for 2 years. In 1997, Mr. Rolston was elected to the Bear Valley Community Healthcare District (Hospital Board of Directors) and served for 4 years and as Chairman for 2 years. In 2004, Mr. Rolston received the National American Medical Response Award for "Teamwork in EMS" Additional commendations and awards that Mr. Rolston received during his career include; San Bernardino County Board of Supervisors Commendation for Dedication to Emergency Disaster Preparedness, California State Assembly Certificate of Commendation for Emergency Operations Center Director during the "Old Fire" of 2003, Awards for contribution to training from Crafton Hills and Victor Valley Colleges for Paramedic Instruction, special recognitions from the Mayor's Office and Kiwanis Clubs. During Mr. Rolston's career he also served on the following committees: San Bernardino County EMS Protocol, EMS Officers, Protocol Drafting, Special Task Forces, Regional Quality Improvement and Mutual Aid Committees Xtreme Care Ambulance, Inc.

"I believe the real difference between success and failure in a corporation can be very often traced to the question of how well the organization brings out the great energies and talents of its people."— Thomas J. Watson, Jr. A Business and its Beliefs (1963)

Services Offered

Xtreme Care Ambulance offers a wide range of services to Golden Hills Sub Acute and Rehabilitation Center. Below you will find a description of those services.

BLS (Basic Life Support) Service:

BLS transportation will be staffed with two highly trained EMT's utilizing state of the art medical equipment and supplies and a state and county licensed ambulance.

CCT (Critical Care Transport) Service:

CCT transportation will be staffed with two highly trained EMT's and 1 one or more MICTN (Mobile Intensive Care Transport Nurse) utilizing state of the art medical equipment , supplies and one state and county licensed ambulance.

WT (Wheelchair Transport) Service:

WT transportation will be staffed with one highly trained driver/caregiver utilizing state of the art equipment and supplies and a state and county licensed wheelchair van.

SES (Special Event Stand-By) Service:

Special event services will be customized to Golden Hills Sub Acute and Rehabilitation Center's needs.

BLS Equipment List

All Xtreme Care Ambulance BLS units are equipped with the following equipment. PPE's (masks, shields and goggles), infection control kits, OPAs, NPAs, sam splints, BVMs, O2 masks, nasal cannulas, oxygen nebulizers, saline for nebulizers, glucose paste, glucose tablets, four by four gauze pads, triangular bandages, universal dressings, portable suction device, suction catheter, tourniquets, blood pressure cuffs, stethoscope, thermometer, 500 ml saline, cold and hot pack, SPO2 monitor, one main vehicle oxygen, two portable oxygen bottles, MX-Pro 650 Stryker gurney, ankle/wrist restraints, linens, rigid splints, emesis basin, backboard, head

immobilization devices, C-collars, traction splints, obstetrical kit, bedpan, urinal, sharps container and automated external defibrillator.

CCT/SCT Equipment List

All Xtreme Care Ambulance CCT/SCT units are equipped with all of the BLS standard protocol equipment found above, as well as the following. Feeding Tube 8Fr, Combitubes 37Fr and 41Fr, IV Pressure Bag, Thermometer – Oral. Probe Covers, Thermometer – Rectal. Lub/Probe Covers, ET CO2 Detection Devices , Adult & Peds, Broselow Tape & Pediatric Drug Chart, Intraosseous Needle, Blood Glucose Monitoring Device, Syringes 1mL 3mL 10mL 20mL, Micro and Macro Drip IV Tubing, IV Start kits, IV Tourniquet, IV angiocath 24g 22g 20g 18g 16g 14g, Needles 18G 20G 21G 22g 23G 25g, Nebulizer, Mini, Adenosine, 6mg/2mL, Albuterol unit dose 0.83%, 2.5mg/3mL, Atrovent, 0.5mg/2.5mL, ASA Chewable, 81 mg, Atropine, 1mg/10mL, Atropine, 0.4mg/mL, Multidose Vial, 20mL, Bacteriostatic Water, 10 mL Vial, Calcium Chloride 10% , 1gm/10mL, Dextrose 50%, 25gm/50mL, Diphenhydramine (Benadryl), 50 mg/mL, Dopamine, 400mg/250mL D5W, Epinephrine (1:1,000), 1mg/mL, Epinephrine (1:1,000) Multidose Vial, 30mL, Epinephrine (1:10,000), 1 mg/10mL, Furosemide (Lasix), 100mg/10mL, Glucagon, 1mL (1 unit), Lidocaine 2%, 100 mg/5mL, Lidocaine, 2gm/250mL D5W, Magnesium Sulfate, 5gm/10mL, Naloxone (Narcan), 2mg/2mL, Nitroglycerine, 4 Topical + Papers or 1 Tube, Nitroglycerine, Spray Bottle, Normal Saline for Injection , 10mL Syringe, Normal Saline for Injection, 10mL Vial, Oxytocin, 10u/mL, Procainamide, 1gm/10mL, Romazicon, 0.5mg/5mL, Sodium Bicarbonate 8.4%, 10meq/10mL, Sodium Bicarbonate 8.4%, 50meq/50mL, Solumedrol, 125 mg/2mL, Verapamil, 5mg/2mL, Normal Saline, 1000mL, Normal Saline, 250mL, D5W, 250mL, Valium, 10mg/1mL, Morphine, 10mg/1mL, Versed, 5mg/5mL, Zoll M Series Monitor/Pacer, Cables: SaO2, 3-lead EKG, Power Cord, Adult/Peds Defibrillator Pads, Neo/Infant/Peds/Adult SpO2 Sensors, Bag of EKG Electrodes, Zoll Batteries, Alaris III Pump in Conterra Carry Case, Alaris Pump Tubing, Alaris Pump Charger, Impact Uni-Vent 750 or 754 in Carry Case, Ventilator Circuits, PEEP Valves (Uni-Vent 750 only), Wall & Tank "Quick Connectors", Impact Uni-Vent Charger, Propaq Monitor and Charger, Cables: SpO2, 3-lead EKG, BP, L Adult/Adult/S Adult/Child BP Cuff and EKG Electrodes & Tarascon Book.

Staffing

Following State and County requirements of operating a full service emergency/non-emergency ambulance service, Xtreme Care Ambulance is open for operation twenty-four hours a day, seven days a week, and three hundred and sixty five days a year. All BLS ambulances are always staffed with two highly qualified EMT's. All CCT ambulances are staffed with two highly qualified EMT's and one or more licensed MICTN. All wheelchair transport vans are staffed with a San Diego Sherriff's license, CPR and first aid trained caregiver/driver.

All employees of Xtreme Care Ambulance are screened to ensure that they meet or exceed the high standards that we have set. Ninety percent of Xtreme Care Ambulance EMT's are college graduates possessing their BA. Some are continuing their education and studying for their MBA while others have opted to pursue their educational requirements to expand their careers into public and private emergency services. The remaining ten percent are currently pursuing their BA in various subjects. Many of our employees have secondary jobs as private care givers, nurses, physical therapists, child educators, and counselors.

Xtreme Care Ambulance takes every opportunity to assist and encourage its employees to further their education. From assisting with financial needs to offering tutoring and continued education classes. Xtreme Care Ambulance is dedicated to provide our employees with every tool we can assist them in obtaining their career goals.

These are the people that we at Xtreme Care Ambulance are proud to call team members and are equally as proud to allow them to represent Xtreme Care Ambulance to Golden Hills Sub Acute and Rehabilitation Center.

"People are definitely a company's greatest asset. It doesn't make any difference whether the product is cars or cosmetics. A company is only as good as the people it keeps". - Mary Kay Ash

Vehicle Maintenance

Xtreme Care Ambulance emphasizes that a well maintained vehicle is one of the most important aspects of running a successful ambulance company. Xtreme Care Ambulance performs daily inspections of its vehicles and performs scheduled maintenance on a regular

basis. All vehicle and equipment issues or concerns that arise are immediately addressed and serviced.

Due to the size and detail of Xtreme Care Ambulance's vehicle and equipment service program, we have not included it into this proposal. A full description of Xtreme Care Ambulance's vehicle and equipment maintenance program can be delivered upon request.

Continuous Quality Improvement (CQI) Plan

Purpose:

To provide a process to systematically and objectively evaluate the quality of pre hospital care provided to our patients while observing and implementing methods to improve the care rendered. The quality improvement committee holds quarterly meetings to review, plan and implement ideas and processes to ensure quality improvement. Specifically by identifying system problems, establishing goals and standards of care, reviewing documentation of patient care and outcome, brain storming new ideas for improvement of care, collect and organize data, identify superior employees for recognition and reward for good performance, and other miscellaneous duties relating to quality improvement.

Policy:

1. Xtreme Care Ambulance will implement and maintain a progressive and multi-observational Continuous Quality Improvement Program to improve patient care and documentation.
2. The CQI Program integrates with the County EMS agency through the CQI Representative. This Representative is responsible to attend and participate in the meetings of the EMS QI Committee. The ideas and communications from those meetings will be shared and integrated with the Company's QI Committee, therefore enabling the Company to be consistent with the directives of the County.
3. The quality improvement program shall be an objective method to observe and evaluate all pre hospital personnel while allowing each of these individuals to participate and improve the QI system. The program shall be defined as an effective method of ensuring positive patient care by non- invasive monitoring and record keeping.
4. The methods of observation shall be to improve patient care and patient care systems.
5. All actions of this QI plan shall be available to the personnel to which it is evaluating.

6. This plan shall be maintained intact at all times with the location disclosed to all pre hospital care personnel.
7. All substandard actions observed by the plan shall be directed in a timely manner, to the QI Coordinator, who in turn shall notify the appropriate department head for intervention and correction.
8. The scope of practice for all pre hospital personnel shall be evaluated for appropriateness as guide lined in the County Pre-hospital Policy and Procedures.

Continuous Quality Improvement Plan Goals and Objectives:

- Recognize, reward, and reinforce positive behavior.
- Define standards, evaluate methodologies, and utilize the evaluation results for continued system improvement.
- Identify important aspects of care.
- Establish performance standards and indicators related to these aspects care.
- Establish thresholds and time periods for evaluation related to the indicators.
- Collect and organize data.
- Recognize, develop and enhance opportunities for improvement based on performance standards and thresholds.
- Take action to improve care.
- Assess the effectiveness of corrective actions and document improvement. Communicate relevant information among participating agencies and the regional QI Committees.

CQI Program Personnel:

Director of Clinical Medicine: The Director of Clinical Medicine will implement and oversee the Quality Improvement Plan. He/she will be provided with all review forms, informed of all negative findings, data analysis and its significance.

Medical Director: The Medical Director will provide physician oversight and provide review and analysis of any clinical issues deemed necessary by the CQI Coordinator, then issue recommendations for the improvement of care. Such issues will include, but not be limited to, policy/protocol deviation, sentinel events, occurrences of cardiac/respiratory arrest, and Multi-Casualty Incidents.

CQI Coordinator: The CQI Coordinator will possess a thorough and objective understanding of the CQI Plan. He/she will be responsible for data collection and analysis. Preparations shall include tallying indicator percentages, and preparing graphs for analysis. Xtreme Care Ambulance also complies with all County Pre-

hospital Care Policies thus maintaining the level of care and standards set forth by this agency. This individual shall also work with the EMSA to ensure effective and pertinent quality assurance.

- Daily QI evaluations may be delegated to non-supervisory personnel who have been thoroughly trained and are proficient with the plan. The personnel must provide their finding to the appropriate department head for evaluation and implementation.

Technical Advisory Group (TAG): The TAG will meet on an ad hoc basis. A group meeting may be comprised of as few as two members of the committee. Members include the Medical Director, CEO, CQI Coordinator, a County EMS contact, a law enforcement contact, a County Mental Health contact, and Service Personnel (MD's, RN's, Paramedics, EMT's).

QI Committee: The QI committee will be comprised of EMT's, managers, the CQI coordinator, and the Medical Director. It will meet quarterly to review audit findings/results regarding and field care and documentation issues, acknowledge performance improvement, and develop action plans for deficiencies. The focus of the review will be areas that impact patient care and customer service, and improve performance and processes. QI committee meetings will be documented and distributed to all participants.

Scope of Evaluation:

The scope of evaluation shall include all responses, inter-facility or otherwise. These include emergency and non-emergency responses. These responses shall be available to patients 24 hours a day as per County Ambulance Provider permit.

Aspects of Care:

The aspects of care monitored by the quality improvement plan shall be progressive and pertinent to the needs of the patient population. The indicators may be drafted by any member of the pre hospital care team but shall be implemented, after evaluation for appropriateness, by the QI Coordinator. All department heads and field personnel to obtain a multi-observational approach to effective QI shall identify improvement requirement needs of this plan. The QI plan shall reflect new County EMS policy changes and field implementation. The indicators within the plan shall be drafted to improve a broad ban of patient care issues. Indicators will include, but not be limited to the following:

- Referring and receiving facility completely documented.
- Patient name completely documented.
- Patient's social security number documented.
- Patient's birth date documented.
- Chief complaint documented.
- Full assessment completed. This shall include a complete head-to-toe assessment, documenting both normal and abnormal findings for each area of the body (head, neck, chest, abdomen, pelvis, extremities, and back).
- Two (2) full sets of complete vital signs documented. This shall be comprised of Pulse, Blood Pressure, and Respirations documented at the initiation of the patient contact, every 15 minutes during transport, and at the prior to transfer of care.
- Any EMS indicator requirements.

The number of charts to be reviewed will be 5% or 50 whichever is greater. The Director of Clinical Medicine may at his/her discretion request 100% chart review or review of specific topics.

Compliance Results

A data sheet shall drafted for the above, any future patient care issue indicators. This data shall be collected in a systematic approach and documented within the pertinent data sheet. These sheets shall be user friendly and evaluator friendly to ensure high quality data obtainment results. The findings shall be easy to view statistical results after the data has been calculated. Further a graph shall be provided on a monthly basis displaying the statistical results in a graphed format. These shall assist in viewing long term results in relatively short amount of time. These graphs shall be provided with the data sheets and monthly review forms for more in depth evaluations.

a. The data source may be collected from the any or all of the following:
    1) Observing patient care
    2) Reviewing any available patient care documentation forms
    3) Customer responses (Written or verbal)
    4) Other QI activities
    5) Other staff members
b. The data sheet shall be maintained within a three ring binder at a site disclosed to the field personnel.
c. The CQI Coordinator shall complete data sheets and indicator percentages no later than two weeks from the time of the transport. This allows the plan to be

current with the time, identifies and allows correction of gross problems within an acceptable time period.

d. The CQI Coordinator shall tally the indicator percentages and create graphs for each data sheet on a monthly basis and present a copy to the appropriate department head.
e. Gross deficiencies when identified shall be presented immediately, with the supporting data, to the department head and Director of Clinical Medicine.
f. Quarterly review shall be drafted by the department heads and presented to the Director of Clinical Medicine.
g. Staff meetings shall occur at least bi-annually and the QI results shall be discussed at that meeting.
h. An annual operational evaluation of the QI results shall drafted by all department heads and distributed to field personnel.
i. If requested, a copy of the monthly reports and annual report shall be made available to the County EMS agency.

Education Process:

Xtreme Care Ambulance will focus on employee education for the betterment of patient care as a result of the QI process. This will be accomplished through:

- Skills sessions on an ongoing basis with the EMT Educator and equipment provider. Frequent opportunities to perform low volume/high risk skills (ie. CPR, childbirth, femur traction, etc.) Shall be provided to reinforce cognitive thinking and motor skills. A skills check-off sheet will be completed along with a sign-in sheet by each employee attending the training.
- Ride-a-longs - the EMT educator will ride along with each shift quarterly. A ride along form will be completed.
- Patient scenario testing - the EMT educator will do performance evaluations and teaching of both patient assessments and manual skills. All will be documented on skill check-off sheets.

Threshold Values:

Threshold values_are established for each indicator to provide a lower acceptable limit for patient care and documentation. These values are created and shall be continually scrutinized for fairness and ability to be obtained. At no time shall these values be lowered to facilitate higher compliance unless it has been established that the lower percentage resulted in better patient outcomes (i.e. an unrealistic threshold value). Individual indicators within the data sheet may be added or omitted to improve patient outcomes. These threshold values shall be clearly displayed on each data sheet, and any

rising or lowering of a specific threshold value shall be placed in the amendment section at the rear of the plan binder.

Performance Measures:

Specific Performance measures are monitored by comparing the patient care rendered versus the standard of care as described in the San Diego County Policy and Procedure Guidelines.

Analysis of Data:

Opportunities to improve patient care are identified through obtaining and evaluating the data sheet and the monthly and yearly review reports. The statistical data obtained over a specific period of time generates patient care trends that shall be analyzed for potential to improve care. These findings shall be presented the Director of Clinical Medicine on a monthly basis. The CQI Coordinator shall generate a draft proposal to improve patient care, which shall be implemented within 45 days of its inception.

1) When the opportunity arises to improve the QI plan the following criteria must be met prior to implementation:

- A) There will be a positive result in Xtreme Care Ambulance's ability to meet its mission statement and company philosophies.
- B) Identifiable positive patient care treatment modalities.
- C) Identifiable positive patient outcomes.
- D) Positive impact on patient trust of pre hospital personnel.
- E) Justifiable impact on fiscal budget (value of measure versus expenditures).

Process of Review:

Specific Action is the application of reactive and proactive responses to issues identified through data collection. These actions may be directed to correct any issue of actual or projected deficiency. They may also be performed to resolve inter/intra personal conflicts, educational deficiencies, applied skill deficiency, or equipment inadequacies.

1) All proposed action shall be pre-incident tested to ensure a positive result post application.

2) Proposed actions that are not pre-incident tested due to time constraint shall be tested post application to ensure smooth transition and positive expected response.

3) All specific action should be considered theory and results might vary with each individual incident. Specific actions taken may be, but not limited to:

a) Personnel education/in-service.

b) Competency testing (didactic/skill application).

c) Written warning/ disciplinary actions for gross errors.

d) Company policy changes/"Train the trainer".

e) Individual counseling/group counseling.

f) Positive reinforcement for desired work performance.

Evaluation of Effectiveness:

Evaluation of effectiveness of the specific action shall be documented and maintained in the plan folder. This evaluation shall include the identified area of concern, the specific action applied to correct the problem, the expected result of the action, the actual result of the action. Future documentation shall reflect the continuum of the desired effect. In the event that a specific indicator falls below threshold values after a previous correction place the value above the threshold then a subsequent specific action shall take place. The follow up specific action shall reflect the data sheet findings and the course action to correct the deficiency. All evaluations of effectiveness shall be drafted by the QI Coordinator and a copy of the findings shall be made available to the Director of Clinical Medicine. The produced documentation shall remain within the plan binder

Recognition of Improvement:

Good performance is acknowledged and positive and/or constructive feedback is provided. Recognition of improvement is accomplished through group acknowledgement at staff/committee meetings, form review and return, display of month-to-month trending report demonstrating an increase in indicator compliance, recognition certificates and complementary letters shared with staff.

Other Payer Sources

For all other medically necessary transportation that Golden Hills Sub Acute and Rehabilitation Center does not hold financial responsibility, Xtreme Care Ambulance shall assume full responsibility for the billing and collection of said transport from the third party payer and or private payer source. Xtreme Care Ambulance will bill said payer source at Xtreme Care Ambulance's usual and customary rates.

Rate Guarantee

Xtreme Care Ambulance guarantees these rates will remain in effect for a period of not less than 365 days from the start date of the agreement, at which time Xtreme Care Ambulance and Golden Hills Sub Acute and Rehabilitation Center may choose to revisit and revise the rates as agreed upon by Xtreme Care Ambulance and Golden Hills Sub Acute and Rehabilitation Center.

Agreement

This Agreement is Made and entered into this 2nd day of October, 2012, by and between **Xtreme Care Ambulance, Inc.,** with offices in the city of San Diego, in the State of California, is hereinafter referred to as "the company". **Golden Hills Sub Acute and Rehabilitation Center** whose address is 1201 34th St San Diego, CA 92102 with the employer identification (EIN) of 95-4631202 hereinafter referred to as the " the facility".

WHEREAS, the purpose of this Agreement is to state the terms and conditions under which Xtreme Care Ambulance will provide Critical Care Transport, Basic Life Support, Gurney Transport and Wheelchair Transport for patients of the Facility.

NOW, THEREFORE, in consideration of the Agreement contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows

1. **Services Provided**.

Xtreme Care Ambulance shall provide patients of the Facility with Critical Care Transport, Basic Life Support, Gurney Transport and Wheelchair Transport to or from the Facility (the "Services"). The ambulances used by Xtreme Care Ambulance in the delivery of the Services shall be staffed by at least two (2) persons who are licensed or certified by law to render emergency medical care. Xtreme Care Ambulance shall make

the Services available twenty-four (24) hours per day, seven (7) days per week. The determination of whether a transport is an "emergency" or "non-emergency" shall be made by Xtreme Care Ambulance in accordance with the standards and protocols established and approved by San Diego County Emergency Medical Services. Xtreme Care Ambulance shall provide the Services upon request by an employee or other agent of the Facility.

2. **Fees for Services**.

Xtreme Care Ambulance shall charge the fees set forth on Exhibit "A" (attached hereto and incorporated herein by reference) for the Services provided by Xtreme Care Ambulance hereunder. Xtreme Care Ambulance shall have the right to change the fees it charges upon thirty (30) days written notice to the Facility; provided however, that Xtreme Care Ambulance shall not change the fees more than once a year after the first year.

3. **Required Documentation for the Services**.

a. The Facility shall be responsible for determining and documenting the medical necessity of all the Services requested by the Facility. Without limiting the generality of the foregoing, the Facility shall be responsible for obtaining any pre-authorization, physicians orders, physician certification statements ("PCS") or certificates of medical necessity ("CMN") required to document medical necessity or to comply with the requirements of Medicare, Medicaid or other third party payors for any patient.

b. For patients covered by Medicare Part B, the Facility shall deliver to Xtreme Care Ambulance a completed CMN in the form prescribed by Xtreme Care Ambulance, prior to any transport or as soon thereafter as possible, but in no event later than three (3) days after the transport. The CMN submitted to Xtreme Care Ambulance must include a description of the patient's physical condition that is sufficient under Xtreme Care Ambulance rules and regulations to justify the need for the patient to be transported by ambulance rather than by alternative means. If the patient, or the patient's authorized representative, is unable to sign the transport authorization form required for billing Medicare, a representative of the Facility will sign the form where indicated. The obligations of the Facility under this subparagraph (b.) are subject to the applicable rules and regulations of Medicare and will be amended to comply with any changes in such rules and regulations.

c. For patients covered by Medicaid, the facility shall obtain a CMN prior to any transport and shall provide Xtreme Care Ambulance with such CMN prior to the transport or as soon thereafter as possible, but in no event later than one (1) day after the transport. The obligations of the Facility under this subparagraph (c.) are subject to the applicable rules and regulations of Medicaid, and will be amended to comply with any changes in such rules and regulations.

d. The Facility shall provide copies of all documentation required under this Agreement to Xtreme Care Ambulance as soon as reasonably possible upon request by Xtreme Care Ambulance or at Xtreme Care Ambulance request, to any applicable payor. Further, the Facility shall maintain such documentation for the time period required by law.

e. The Facility shall routinely furnish Xtreme Care Ambulance with all medical and financial information reasonably requested by Xtreme Care Ambulance to assist Xtreme Care Ambulance in, as applicable, preparing and submitting complete claims forms, submitting encounter data, determining what (if any) other third party coverage exists for a patient, documenting the medical necessity of any ambulance service performed for any third party payor billed directly by Xtreme Care Ambulance or, otherwise performing the functions required or contemplated hereunder.

4. **Payment for the Services**

a. In the event the Facility timely provides Xtreme Care Ambulance with the documentation and information required under Paragraph 3 above with respect to a transport of a patient covered by Medicare, Medicaid or other third-party insurance, the Facility shall have no liability for the payment to Xtreme Care Ambulance of its fees for such transport. In the event the Facility fails to timely provide Xtreme Care Ambulance, with the documentation and information required under Paragraph 3 above with respect to such a transport, the Facility shall be liable to, and shall pay, Xtreme Care Ambulance, the fees charged by Xtreme Care Ambulance for such transport.

b. The Facility shall be liable for payment of the fees charged by Xtreme Care Ambulance for transports of patients not covered by Medicare, Medicaid or other third-party insurance. The Facility shall make payment of such fees within thirty (30) days of the date to Xtreme Care Ambulance

c. Notwithstanding anything to the contrary contained in subparagraphs (a) and (b) above, the Facility shall be liable for payment of the fees charged by Xtreme Care Ambulance for round-trip transports when the patient remains an inpatient of the Facility and is transported from the Facility to another health care facility and is then returned to the Facility. Such round-trip transports are considered two (2) separate transports for billing purposes. The Facility shall make payment of the fees for such round-trip transports within thirty (30) days of the date to Xtreme Care Ambulance

d. Terms of Payment. The Facility will pay Xtreme Care Ambulance for any amounts due and owing by the Facility under this Agreement within thirty (30) days after the date of an invoice from Xtreme Care Ambulance for such amounts. All past due amounts owed by the Facility hereunder shall accrue interest at the rate of 18% per annum.

5. **Term of Agreement.**

This Agreement shall become effective on the date shown below and shall continue in effect from year to year unless terminated by either party in writing within at least thirty (30) days prior notification. Termination shall have no effect upon the rights or obligations of the parties arising out of any transactions occurring prior to the effective date of such termination.

6. **Termination**.

Notwithstanding Paragraph 5, this Agreement may be terminated prior to its normal expiration pursuant to the following provisions:

a. Either party may terminate this Agreement in the event of the other party's material breach hereof; provided, however, that termination for breach shall not become effective unless and until the party in breach has been given written notice of such breach describing the nature of the breach with sufficient specificity to permit its cure, and such party shall have failed to have cured such breach to the reasonable satisfaction of the other within thirty (30) days following said notice.

b. In the event of nonpayment by the Facility of any amount due hereunder, Xtreme Care Ambulance may terminate this Agreement on ten (10) days written notice.

c. In the event a party files a voluntary petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, or is the subject of an involuntary petition in bankruptcy which is not dismissed with prejudice within sixty (60) days of its filing, the other party may terminate this Agreement immediately

7. **HIPAA Privacy Rule**.

Xtreme Care Ambulance, as an ambulance service provider, provides health care services directly to patients. As such, Xtreme Care Ambulance is a "covered entity" under the HIPAA Privacy Rule. 45 C.F.R. §160.103. The HIPAA Privacy Rule expressly permits covered entities to share protected health information ("PHI") with another covered entity for treatment and payment activities of the entity receiving the PHI. 45 C.F.R. §164.506(c). Therefore, the Facility acknowledges and agrees that it is permitted to disclose PHI to Xtreme Care Ambulance for its treatment and payment activities without the need for a business associate contract, patient authorization or any other permissions or approval.

8. **Notices**.

Any notice required to be given pursuant to this Agreement shall be in writing and shall be sent by certified mail, registered mail, hand delivery or facsimile to the parties at the addresses set forth below:

Xtreme Care Ambulance, Inc: 4636 Mission Gorge Pl. Ste 103-C
San Diego, CA 92120
Attn: Provider Relations

Facility: Golden Hill Subacute & Rehab
1201 34th St
San Diego CA 92102
Attn: Kristy Malenson

9. **Parties Bound**.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, assigns and successors.

10. **Legal Construction**.

In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision in this Agreement and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in it.

11. **Entire Agreement**.

This Agreement constitutes the sole and only agreement of the parties and supersedes any prior understanding or written or oral agreements between the parties respecting the subject matter of this Agreement.

12. **Attorneys' Fees**.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and expenses in addition to any other relief to which it may be entitled.

13. **Governing Law**.

This Agreement shall be construed under and in accordance with the laws of the State of California, and all obligations of the parties created under this Agreement are performable in San Diego, California.

14. **No Assignment**.

Neither this Agreement nor any duties or obligations under it shall be assignable by either party without the prior written consent of the other party. In the event of an Assignment by either party to which the other party has consented, the assignee or the assignees legal representative shall agree in writing to personally assume, perform, and be bound by all of the covenants, obligations and agreements contained in this Agreement.

15. **Amendment**.

This Agreement may be only amended by a written instrument signed by both parties.

16. **Multiple Counterparts**.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

Exhibit A

Fee Schedule

- All insurance qualified transportation provided, will be billed to the patient's insurance.
- Facility and/or patient responsibility BLS Rate
  All BLS transports in which the facility and/or patient is responsible will be billed at the Medicare allowable rates, which are as follows
  A0425 $7.03 per mile
  A0428 $248.31 BLS Non-emergency Transport
  Medicare reimbursement is 80% of the above.
  Any long distance transports to be agreed upon on a case by case basis.
- Facility and/or patient responsibility CCT Rate
  All CCT transports in which the facility and/or patient is responsible for will be billed at the Medicare allowable rates, which are as follows
  A0425 $7.03 per mile
  A0434 $807.02 CCT/SCT Transport
  Medicare reimbursement is 80% of the above.
  Any long distance transports to be agreed upon on a case by case basis.
- Facility and/or patient responsibility Gurney Van Rate
  $125.00 each way within San Diego County
  $3.00 per mile
- Facility and Patient responsibility Wheelchair Rate
  $50.00 each way within San Diego County
  $3.00 per mile after 10 miles within San Diego County
- All invoices billed to the facility will have the terms of Net 30

- **IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON** October 02, 2012.

Golden Hills Sub Acute and Rehabilitation Center
1201 34th St. San Diego, CA 92102

Signature of Authorized Signatory

Kristy Mallinson
Authorized Signatory Printed Name and Title

10/02/12
Date

Xtreme Care Ambulance
4636 Mission Gorge Pl. Ste 103-C
San Diego, CA 92120

Souheil Jawad, President

10/02/12
Date